Exhibit 10.1

April 23, 2019

Michael Thomson
801 Lakeview Drive, Suite 100
Blue Bell, PA 19422

Dear Mike,
As a key member of the Unisys Team, we would like to ensure the continued availability of your full-time services to Unisys through at least April 26, 2020. Accordingly, Unisys is pleased to inform you that you will be eligible to receive a special incentive bonus in accordance with the terms of this letter. Your special incentive bonus will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company.
Subject to the terms and conditions of this Agreement, you will be eligible to receive a payment in the total gross amount of $225,000.00, if you remain employed on April 26, 2020. The special incentive bonus will be paid to you in a cash lump sum, less applicable deductions and subject to your continued employment through such date, on the next available pay day following such date. The special incentive bonus will not be considered program compensation for purposes of any employee benefit plan, including, but not limited to, the Unisys Savings Plan.
Notwithstanding the foregoing, in the event of the termination of your employment by the Company without Cause (as defined herein), the special incentive bonus will be paid to you in a lump sum promptly following the date of your termination. Upon your termination of employment for any other reason following the date of this Agreement but prior to the earlier of April 26, 2020, any right you may have to receive either the special incentive bonus will be forfeited.
As used in this agreement, “Cause” means your (i) intentional dishonesty in any aspect of your employment; (ii) conviction (including pursuant to a plea of guilty or nolo contendere) of any felony, or a misdemeanor that impairs your ability to substantially perform your job (iii) engagement in conduct which violates the Unisys Code of Ethical Conduct; (iv) violation any law or administrative regulation related to the Company’s business; (v) willful failure to perform your duties to a substantial degree, upon written notice and a reasonable opportunity to cure; or (vi) use of the Company’s confidential or proprietary information improperly.
By signing below, you acknowledge and agree that nothing in this Agreement shall alter or extinguish any of your obligations to Unisys under the terms of your Employee Proprietary Information, Invention and Non-Competition Agreement, or, without limitation, your duties to abide by all policies of Unisys and to perform your duties and responsibilities in a manner demonstrating optimal output and effort. You agree that your failure to comply with this paragraph or any other provision in this Agreement, with such compliance to be determined at the sole discretion of Unisys, will result in the forfeiture of your eligibility for the special incentive bonus.

This letter and the amounts referenced herein are confidential and should not be discussed with anyone (including co-workers and the Company’s advisors) other than the signer of this letter, members of your family and your financial and legal advisors. We are relying on your sensitivity and professionalism in observing this request.
If any amounts payable hereunder are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if the reduction of any amounts payable hereunder to the maximum amount that could be paid to you without giving rise to the excise tax under Section 4999 would provide you with a greater after tax amount than if any amounts payable hereunder were not reduced, then the amounts payable hereunder will be reduced (but not below zero) to the maximum amount that could be paid to you without giving rise to the excise tax. If such reductions would not result in a greater after tax amount to you, then the amounts hereunder will not be reduced.
You will not have any right to transfer, assign, pledge, alienate or create a lien upon the special incentive bonus. The special incentive bonus is unfunded and unsecured and payable out of the general funds of the Company. Nothing in this letter is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This letter will be binding on any successor to the Company.
This letter will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania. The payments under this letter are intended to be “short-term deferrals” that do not constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”). The parties agree to interpret and administer this letter in a manner intended to comply with Section 409A. If and to the extent that any payment under this letter is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A (because a payment is not a “short-term deferral” and not an involuntary severance payment under Treas. Reg. §1.409A-1(b)(9)(iii)) and that is payable to you by reason of your termination of employment, then (1) such payment or benefit will be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (2) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment will not be made or provided before the date that is six months after the date of your separation from service (or your earlier death or a change in ownership or effective control within the meaning of Section 409A).
If any provision of this Agreement or application thereof is adjudged to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provisions or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.

We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this letter and return it to me at your earliest convenience.
Yours truly,
/s/ Katie K. Ebrahimi
Katie K. Ebrahimi
SVP & Chief Human Resources Officer

I have read the above and accept this offer as stated:

Accepted:	/s/ Michael Thomson	4/22/2019
	Michael Thomson	Date